                    PLEDGED SHARE AMENDMENT


     This Pledged Share Amendment, dated as of July 31, 1995, is delivered pursuant to Section 5 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledged Share Amendment may be attached to the Pledge Agreement dated as of May 26, 1992, as amended by the First Amendment to the Pledge Agreement dated May 23, 1994, between the undersigned and Chemical Bank, as Trustee, as amended from time-to-time (the "Pledge Agreement," capitalized terms defined therein being used herein as therein defined), and that the attached Schedule I shall replace in its entirety Schedule I to the Pledge Agreement.

                     AMERICAN BANKNOTE CORPORATION
                    (Formerly United States Banknote Corporation)



                    By:    s/Patrick D. Reddy

                    Title: Vice President








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
                            SCHEDULE I


     Attached to and forming a part of that certain Pledge
Agreement dated as of May 26, 1992, by United States
Banknote Corporation, as Pledgor, to Chemical Bank, as
Trustee, as amended from time-to-time.

                                                           Percentage
                  Class       Stock              Number     of All
                   of      Certificate    Par     of      Capital Stock
Stock Issuer      Stock       No (s).    Value   Shares    Outstanding

American Bank   Common        4           $5.00    100       100%
Note Company

American Bank   Common      8, 9,11       $0.01    10,000    100%
Note Holographics,
Inc.

NMI             Common        3           $0.01    1,000     100%

ABN             Common        3           $1.00    8.3871   83.871%
Investments,
Inc.

United States   Common        1           $0.01    100       100%
Banknote
Corporation
International
Inc.

end